As filed with the Securities and Exchange Commission on September 7, 2006

Registration No. 333-129540

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-1/A
POST-EFFECTIVE AMENDMENT
NO. 1
TO FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
UNITED ENERGY CORP.
(exact name of registrant as specified in its charter)

Nevada	1389	22-3342379
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. employer
of incorporation or organization)	Classification Code Number)	Identification No.)

600 Meadowlands Parkway, #20
Secaucus, New Jersey
(800) 327-3456
(Address, including zip code, and telephone number, including area code, of registrant’s principal offices)

Brian F. King
President and Chief Executive Officer
United Energy Corp.
600 Meadowlands Parkway, #20
Secaucus, New Jersey
(800) 327-3456
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Howard S. Jacobs, Esq.
Wayne A. Wald, Esq.
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
(212) 940-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

2

EXPLANATORY NOTE

Thi Post-Esffective Amendment No. 1 on Form S-1 (the “Post-Effective Amendment”) contains an updated prospectus relating to the offering and sale of up to 11,627,500 shares of common stock and common stock issuable upon the exercise of warrants that were initially registered by us on the Registration Statement on Form S-2, as amended on Form S-1/A (File No. 333-129540) (the “Registration Statement”) declared effective by the Securities and Exchange Commission on December 30, 2005. We have filed this Post-Effective Amendment to deregister 5,007,500 shares of common stock and common stock issuable upon the exercise of warrants previously registered under the Registration Statement. All filing fees payable in connection with the registration of the remaining 6,620,000 shares of common stock and common stock issuable upon the exercise of warrants pursuant to the Registration Statement were previously paid.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 7, 2006

PROSPECTUS

UNITED ENERGY CORP.
6,620,000 shares of common stock

          This prospectus relates to the resale, from time to time, by the selling stockholders named in this prospectus, of up to 6,620,000 shares of our common stock, consisting of the following: (i) up to 2,000,000 shares of our common stock, 24,000 shares of our common stock issuable upon conversion of our preferred stock and 1,012,000 shares of common stock issuable upon the exercise of warrants, that were committed to be purchased (provided certain conditions precedent are met) in the March 2005 private placement; (ii) 34,000 shares of our common stock that were issued to the selling stockholders’ counsel as reimbursement for their legal expenses incurred in connection with the March 2005 private placement; (iii) 300,000 shares of our common stock that are issuable upon conversion of a common stock purchase warrant issued in February 2005 in connection with an Amendment and Waiver of certain events of default under a secured convertible term note; (iv) 1,000,000 shares of our common stock that are issuable upon conversion of a common stock purchase warrant issued to a selling stockholder in connection with a consulting services agreement that we entered into with him in April 2005; and (v) 2,250,000 shares of our common stock issuable upon the exercise of warrants that were purchased in the May 2002 private offering.

          We will not receive any of the proceeds from the sale of the shares sold pursuant to this prospectus, and we will bear certain of the expenses incident to their registration. The selling stockholders may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. The price to the public for the shares and the proceeds to the selling stockholders will depend upon the market price of the securities when sold. See “Selling Stockholders” and “Plan of Distribution.”

          Our common stock is quoted on the OTC Bulletin Board under the symbol “UNRG.OB.” On September 1, 2006, the average of the high and low price for our common stock as quoted on the OTC Bulletin Board was $0.87.

          Investing in common stock involves risk. Before you invest, you should consider carefully the “Risk Factors” beginning on page 3 of this prospectus.

          Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is____________, 2006.

i

SUMMARY INFORMATION

          You should read the following summary together with the more detailed information contained elsewhere in this prospectus, including the section entitled “Risk Factors,” regarding our company and the common stock being registered and sold in this offering. Unless the context otherwise requires, “we,” “our,” “us” and similar phrases refer to United Energy Corp., a Nevada corporation.

CORPORATE INFORMATION

          Our principal executive office is located at 600 Meadowlands Parkway, #20, Secaucus, New Jersey 07094, and our telephone number is (800) 327-3456. Our website is located at www.unitedenergycorp.net. Information on our website is not part of this prospectus.

THE OFFERING

Common stock offered by the selling stockholders:

Number of shares of common stock	2,034,000 shares

Number of shares that may be issued upon conversion of preferred stock	24,000 shares

Number of shares that may be issued upon exercise of warrants	4,562,000 shares

Total shares offered	6,620,000 shares

Common stock outstanding (1)	35,616,115 shares

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in shares of common stock.

Use of Proceeds	We do not own any of the shares being offered hereby; therefore, we will not receive any cash proceeds from the sale of the shares.

OTC Bulletin Board Symbol	UNRG.OB

(1) As of September 1, 2006.

          We will receive none of the proceeds from the sale of the shares by the selling stockholders.

          In May 2002, we offered to sell to a limited number of accredited investors up to 60 units at a per unit price of $100,000. Each unit consisted of 100,000 shares of our common stock and warrants to purchase 50,000 shares of our common stock at an exercise price of $2.00 per share. Six accredited investors purchased all of the offered units. Joseph J. Grano, Jr., purchased units in both the May 2002 offering and the March 2005 private placement. The 3,000,000 shares of our common stock that may be issued upon exercise of the warrants sold in the May 2002 offering are covered by this prospectus.

          Because we failed to pay certain amounts due under a secured convertible term note to Laurus Master Fund, Ltd., a selling stockholder, we entered into an Amendment and Waiver with Laurus on February 28, 2005. Pursuant to this Amendment and Waiver, among other things, we issued a 7 year common stock purchase warrant to

Laurus for 300,000 shares of our common stock. These underlying shares are included in this prospectus. Prior to the issuance of this warrant, Laurus beneficially owned more than 5% of our outstanding shares of common stock.

          On March 18, 2005, we entered into a securities purchase agreement (the “Agreement”) with two private investors to issue shares of our common stock and warrants. The Agreement provides for two types of units, designated as Series A and Series B.

          The Series A Units each consist of 100,000 shares of our common stock and a Series A Warrant to purchase 50,000 shares of our common stock at $1.00 per share, subject to adjustment. The Series A Warrants expire five (5) years from the date they are issued. The purchase price for each Series A Unit is $80,000. The Agreement provides for the sale of up to twenty (20) Series A Units.

          The Series B Units each consist of ten (10) shares of a new class of preferred stock that are convertible into 80,000 shares of our common stock in the aggregate, subject to adjustment, and a Series B Warrant to purchase 40,000 shares of our common stock at $1.50 per share. The Series B Warrants expire five (5) years from the date they are issued. The purchase price for each Series B Unit is $80,000. The securities purchase agreement provides for the sale of up to forty-two (42) Series B Units.

          On March 18, 2005, the contract date, we issued 8 Series A Units or 800,000 shares of our common stock and Series A Warrants to purchase 400,000 shares of our common stock for a purchase price of $640,000. One of the investors, Joseph J. Grano, Jr., prior to the closing of this transaction, beneficially owned more than 5% of our outstanding common stock. In connection with issuance of such Series A Units, 37,500 shares of common stock were issued to the investors’ counsel as reimbursement for their expenses. This prospectus covers 34,000 shares of common stock issued to the investors’ counsel as reimbursement for their expenses.

          On August 25, 2005, we closed on the sale of an additional Series A Unit or 100,000 shares of our common stock and Series A Warrants to purchase 50,000 shares of our common stock for a purchase price of $80,000. In connection with the sale of this unit, we entered into an Amendment and Waiver Agreement with the investors providing, among other things, that the investors would waive certain defaults under the securities purchase agreement in exchange for a reduction in the price of the shares issuable upon exercise of the Series B Warrants from $1.50 to $1.00 per share.

          On January 26, 2006, we entered into the First Amendment to Securities Purchase Agreement dated March 18, 2005. Pursuant to the amendment, the investors agreed to purchase the remaining Series A Units or 1,100,000 shares of our common stock and Series A Warrants to purchase 550,000 shares of our common stock for $580,000.

          On March 9, 2006, we entered into the Second Amendment to Securities Purchase Agreement with the investors. Pursuant to the second amendment, one of the investors agreed to purchase three-tenths of one Series B unit, consisting of 3 shares of preferred stock and warrants to purchase 12,000 shares of our common stock (the “Series B Warrant”), for an aggregate purchase price of $24,000. In addition, the investors agreed to waive all existing defaults under the purchase agreement, including our failure to timely file a Certificate of Designations for the preferred stock and to timely issue common stock certificates and warrants.

          We and the investors also agreed to terminate all further obligations of the investors to purchase and our obligation to sell any remaining Series B units. The remaining Series B units would have consisted of 417 shares of preferred stock convertible into an aggregate of 3,336,000 shares of common stock at a conversion price of $1.00 and of warrants to purchase 1,668,000 shares of common stock at an exercise price of $1.00 per share. Instead thereof, we agreed to issue to one of the investors warrants to purchase 5,004,000 shares of our common stock at an exercise price of $1.00 (the “Series C Warrant”). The Series C Warrant, as well as the preferred stock and the Series B Warrant, are subject to anti-dilution provisions in the event that we issue shares of common stock at a price less than the conversion price or the exercise price and contain provisions limiting the holder’s right to convert or exercise if doing so would cause such holder and its affiliates to beneficially own more than 9.99% of the outstanding common stock. This prospectus covers 3,036,000 shares of common stock and the underlying shares of common stock issuable upon exercise of the warrants and conversion of the preferred stock pursuant to the March 2005 securities purchase agreement, as amended

          On April 27, 2005, we entered into a consulting agreement for the provision of certain advisory and business development services. As consideration for these services, we issued warrants to purchase 1,000,000 shares of our common stock. The first 500,000 shares have an exercise price of $1.34 and the second 500,000 shares have an exercise price of $2.00 per share. The underlying shares of common stock issuable upon exercise of the warrants are included in this prospectus.

RISK FACTORS

          An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline and you may lose all or part of your investment.

          WE HAD A CURRENT ACCUMULATED DEFICIT OF APPROXIMATELY $23,802,712 AS OF JUNE 30, 2006 AND IF WE CONTINUE TO INCUR OPERATING LOSSES, WE MAY BE UNABLE TO SUPPORT OUR BUSINESS PLAN, WHICH WILL HAVE A DETRIMENTAL EFFECT ON OUR STOCK.

          We have incurred losses in each of our last three fiscal years. As of June 30, 2006, we had an accumulated deficit of $23,802,712. If we continue to incur operating losses and fail to become a profitable company, we may be unable to support our business plan, namely to market our KH-30 oil and gas well cleaning products. We incurred net losses of $10,836,644 and $1,854,876 in the fiscal years ended March 31, 2006 and 2005, respectively and net losses of $567,654 and $814,338 for the three months ended June 30, 2006 and 2005, respectively. Our future profitability depends in large part on our ability to market and support our KH-30 oil and gas well cleaners. We cannot assure you that we will achieve or sustain significant sales or profitability in the future. This would have a detrimental effect on the long-term capital appreciation of our stock.

          THERE ARE SIGNIFICANT OBSTACLES TO ENTERING THE OIL AND GAS PRODUCING INDUSTRY THAT HAVE CONTRIBUTED TO THE SLOW PACE AT WHICH OUR KH-30 PRODUCTS ARE BEING INTRODUCED TO THE MARKET.

          Our business plan is focused largely on marketing efforts for KH-30. Although we believe that the application of KH-30 oil and gas well cleaning products on a continuous basis will result in higher production and lower power lease operating costs, the introduction of KH-30 into the oil and gas producing industry has been extremely difficult. Many entrenched players such as the “hot oilers” and the major oil service companies that benefit from high markups on their proprietary products have no incentive to promote the use of KH-30. Moreover, oil production engineers are extremely reluctant to risk damage to a well from a product that does not have the endorsement of a major enterprise. Consequently, the pace of introduction of KH-30 has been much slower than we initially anticipated. If we and our KH-30 marketing partners are unable to successfully achieve market acceptance for KH-30, our future results of operations and financial condition will be adversely affected.

          BECAUSE WE EXPECT SALES OF UNIPROOF TO CONTINUE TO DECLINE, WE MAY NOT BE ABLE TO GENERATE SUBSTANTIAL REVENUES OR ACHIEVE PROFITABILITY, WHICH WOULD SERIOUSLY IMPAIR OUR ABILITY TO MARKET KH-30.

          Our sales to date have been substantially dependent on sales of our Uniproof proofing paper. Sales of Uniproof accounted for approximately 21.5% and 29.5% of revenues for the fiscal years ended March 31, 2006 and 2005, respectively. There were no sales of our Uniproof proofing paper during the three months ended June 30, 2006 and 2005, respectively. The decline in the level of proofing paper sales is due to the paper industry switching to a digital technology. Because we expect sales of this product to continue to decline, if we are unable to generate significant revenue from this product, or fail to develop significant revenue from other products in its stead, our business plan and financial condition will be severely affected.

          THE SUCCESS OF OUR KH-30 PRODUCTS WILL BE HIGHLY DEPENDENT UPON THE LEVEL OF ACTIVITY AND EXPENDITURES IN THE OIL AND NATURAL GAS INDUSTRIES AND A DECREASE IN THE LEVELS THEREOF WOULD, IN ALL LIKELIHOOD, ADVERSELY IMPACT SALES OF KH-30.

          We anticipate that demand for our oil and gas cleaning product will depend on the levels of activity and expenditures in the industry, which are directly affected by trends in oil and natural gas prices. We anticipate that demand for KH-30 will be particularly sensitive to the level of development, production and exploration activity of, and corresponding capital spending by, oil and natural gas companies. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty, political stability and a variety of other factors that are beyond our control. Any prolonged reduction in oil and natural gas prices will depress the level of exploration, and development and production activity. Lower levels of activity are expected to result in a corresponding decline in the demand for our oil and gas well products, which could have an adverse impact on our prospects, results of operations and financial condition. Factors affecting the prices of oil and natural gas include:

•

worldwide political, military and economic conditions, including the ability of OPEC (the Organization of Petroleum Exporting Countries) to set and maintain production levels and prices for oil and gas;

•	overall levels of global economic growth and activity;

•	global weather conditions;

•	the level of production by non-OPEC countries;

•	the policies of governments regarding the exploration for and production and development of their oil and natural gas reserves; and

•	actual and perceived changes in the supply of and demand for oil and natural gas.

          IF OUR STRATEGIC PARTNERS DO NOT EFFECTIVELY MARKET OUR PRODUCTS, WE WILL NOT GENERATE SIGNIFICANT SALES OR PROFITS AND WE DO NOT CURRENTLY HAVE THE INTERNAL RESOURCES TO MARKET OUR PRODUCTS DIRECTLY.

          We utilize third parties to assist in marketing, selling and distributing our products. We believe that the establishment of a network of third party strategic partners, particularly abroad, with extensive and specific knowledge of the various applications in the oil and gas industry and printing market is important for us to succeed in these sectors. We cannot assure you that our current or future strategic partners will purchase our products at sufficient levels or provide us with adequate support. If one or more of our partners underperforms or if any of our strategic relationships are terminated or otherwise disrupted, our operating performance, results of operations and financial condition will be adversely affected.

          WE DEPEND ON A SMALL NUMBER OF CUSTOMERS FOR A SUBSTANTIAL PORTION OF OUR REVENUES, BUT WE HAVE NO LONG TERM CONTRACTS OR BINDING PURCHASE COMMITMENTS FROM THESE CUSTOMERS.

          We currently have a limited number of recurring customers for our products, none of whom have entered into long-term contracts or binding purchase commitments with us. A significant portion of our revenue is earned in connection with sales of Uniproof proofing papers to the Alameda Company of Anaheim, California. During the fiscal years ended March 31, 2006 and 2005, sales attributable to Alameda represented approximately 21.5% and 29.5%, respectively, of our total revenues. During the three months ended June 30, 2006 and 2005, there were no sales of our Uniproof proofing paper. Revenue from Alameda is expected to continue to decline due to digital technology. However, a decision by Alameda to discontinue its relationship with us would result in a significant loss of revenue to us. Our three largest customers accounted for 45% and 72% of our revenues for the fiscal years ended March 31, 2006 and 2005, respectively and 76% and 77% of our revenues for the three months ended June 30, 2006 and 2005, respectively.

          WE RELY ON THIRD PARTIES FOR THE RAW MATERIALS NECESSARY TO MAKE OUR PRODUCTS, LEAVING US POTENTIALLY VULNERABLE TO SUBSTANTIAL COST INCREASES AND DELAYS.

          All of the raw materials necessary for the manufacture of our products are generally available from multiple sources, although we have negotiated favorable arrangements with our current suppliers. If one or more of our current suppliers were no longer able to supply the raw materials that we need, we would be required to negotiate arrangements with alternate suppliers, which would likely include some cost or delay and could be substantial. In addition, no assurance can be given that any alternative arrangements that we secure would be on terms as favorable as our current arrangements.

          WE DEPEND ON INDEPENDENT MANUFACTURERS OF OUR PRODUCTS; ANY PROLONGED INTERRUPTION IN THEIR BUSINESS COULD CAUSE US TO LOSE OUR CUSTOMERS.

          We do not own any manufacturing facilities. Our chemical products are generally manufactured by contract blenders at a number of different facilities. Chemical blenders are relatively easy to replace. The photosensitive coating for our Uniproof product is applied by one independent coater. While we believe these facilities have the capacity to meet our current production needs and also meet applicable environmental regulations, we cannot be certain that these facilities will continue to meet our needs or continue to comply with environmental laws. In addition, these facilities are subject to certain risks of damage, including fire, that would disrupt production of our products. To the extent we are forced to find alternate facilities, it would likely involve delays in manufacturing and potentially significant costs.

          The chemical blender and independent coater that manufactures our products are bound by confidentiality agreements that obligate them not to disclose or use our proprietary information. A breach of one or more of these agreements could have a detrimental effect on our business and prospects.

          ENVIRONMENTAL PROBLEMS AND LIABILITIES COULD ARISE AND BE COSTLY FOR US TO CLEAN UP.

          We are subject to various foreign, federal, state and local laws and regulations relating to the protection of the environment, including the Industrial Site Recovery Act, a New Jersey statute requiring clearance by the state prior to the sale of any industrial facility. These laws provide for retroactive strict liability for damages to natural resources or threats to public health and safety, rendering a party liable without regard to its negligence or fault. Sanctions for noncompliance may include revocation of permits, corrective action orders, and administrative or civil penalties or even criminal prosecution. We have not, to date, incurred any serious liabilities under environmental regulations and believe that we are in substantial compliance therewith. Nevertheless, we cannot be certain that we will not encounter environmental problems or incur environmental liabilities in the future that could adversely affect our business.

          BECAUSE WE ARE SMALLER AND HAVE FEWER FINANCIAL AND MARKETING RESOURCES THAN MANY OF OUR COMPETITORS, WE MAY NOT BE ABLE TO SUCCESSFULLY COMPETE IN THE EXTREMELY COMPETITIVE SPECIALTY CHEMICAL AND PRINTING INDUSTRIES.

          We compete directly or indirectly with other producers of specialty chemical products, most of which are or have aligned themselves with more established companies, have greater brand recognition and greater financial and marketing resources. Generally, we attempt to compete by offering what we hope to be lower prices and better service. However, the prices for our KH-30 and related line of cleaners are higher than competing products; therefore, we attempt to compete by emphasizing product effectiveness and environmental safety.

          We also believe that our efforts to patent the KH-30 oil well cleaner in the principal oil producing countries worldwide will improve our competitive position in this market. However, we are aware that other companies may try to imitate our products or invalidate our patents. In the past we have vigorously enforced our trade secrets and other intellectual property, and intend to continue to do so in the future. We recognize that we may incur significant costs to defend our intellectual property and that intellectual property rights provide less than complete protection.

          WE MAY NOT BE ABLE TO RETAIN OUR EXECUTIVE OFFICERS WHO WE NEED TO SUCCEED, AND ADDITIONAL QUALIFIED PERSONNEL ARE EXTREMELY DIFFICULT TO ATTRACT.

          Our performance depends, to a significant extent, upon the efforts and abilities of our executive officers. We do not have employment agreements with certain of our executive officers and do not maintain any key man insurance on their lives for our benefit. The loss of the services of our executive officers could have a serious and adverse effect on our business, financial condition and results of operations. Our success will also depend upon our ability to recruit and retain additional qualified senior management personnel. Competition is intense for highly skilled personnel in our industry and, accordingly, no assurance can be given that we will be able to hire or retain sufficient personnel.

          OUR MANAGEMENT OWNS A SUBSTANTIAL AMOUNT OF OUR STOCK AND IS CAPABLE OF INFLUENCING OUR BUSINESS AND AFFAIRS.

          As of September 1, 2006, our directors and executive officers beneficially own approximately 25.3% of our outstanding common stock. As such, they will be able to significantly influence the election of the members of our board of directors and the outcome of corporate actions that require shareholder approval, such as mergers and acquisitions. This level of ownership, together with particular provisions of our articles of incorporation, bylaws and Nevada law, may have a significant effect in delaying, deferring or preventing any change in control and may adversely affect the voting and other rights of our other shareholders.

          IF WE CANNOT PROTECT OUR PROPRIETARY RIGHTS AND TRADE SECRETS OR IF WE WERE FOUND TO BE INFRINGING ON THE PROPRIETARY RIGHTS OF OTHERS, OUR BUSINESS WOULD BE SUBSTANTIALLY HARMED.

          Our success depends in large part on our ability to protect the proprietary nature of our products, preserve our trade secrets and operate without infringing the proprietary rights of third parties. If other companies obtain and copy our technology or claim that we are making unauthorized use of their proprietary technology, we may become involved in lengthy and costly disputes. If we are found to be infringing on the proprietary rights of others, we could be required to seek licenses to use the necessary technology. We cannot assure you that we could obtain these licenses on acceptable terms, if at all. In addition, the laws of some foreign countries may not provide adequate protection for our proprietary technology.

           To protect our intellectual property, we seek patents and enter into confidentiality agreements with our employees, manufacturers and marketing and distribution partners. We cannot assure you that our patent applications will result in the successful issuance of patents or that any issued patents will provide significant protection for our technology and products. In addition, we cannot assure you that other companies will not independently develop competing technologies that are not covered by our patents. There is also no assurance that confidentiality agreements will provide adequate protection of our trade secrets, know-how or other proprietary information. Any unauthorized disclosure and use of our proprietary technology, whether in breach of an agreement or not, could have an adverse effect on our business, prospects, results of operations and financial condition.

          THE PUBLIC MARKET FOR OUR COMMON STOCK HAS BEEN CHARACTERIZED BY A LOW VOLUME OF TRADING AND OUR STOCKHOLDERS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE PRICE AT WHICH THEY PURCHASED THEIR SHARES, IF AT ALL.

          Historically, the volume of trading in our common stock has been low. A more active public market for our common stock may not develop or, even if it does in fact develop, may not be sustainable. The market price of our common stock may fluctuate significantly in response to factors, some of which are beyond our control. These factors include:

•	product liability claims and other litigation;

•	The announcement of new products or product enhancements by us or our competitors;

•	developments concerning intellectual property rights and regulatory approvals;

•	quarterly variations in our competitors’ results of operations;

•	developments in our industry; and

•	general market conditions and other factors, including factors unrelated to our own operating performance.

          Recently, the stock market in general has experienced extreme price and volume fluctuations. In particular, market prices of securities of specialty chemical products companies have experienced fluctuations that are often unrelated to or disproportionate from the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of shares of our common stock, which could cause a decline in the value of our shares. Price volatility may be worse if the trading volume of our common stock is low.

          OUR COMMON STOCK IS CONSIDERED A “PENNY STOCK” AND MAY BE DIFFICULT TO SELL WHEN DESIRED.

          The SEC has adopted regulations that define a “penny stock”, generally, to be an equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock has been less than $5.00 per share. This designation requires any broker or dealer selling our securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules may restrict the ability of brokers or dealers to sell our common stock and may affect the ability of stockholders to sell their shares. In addition, since our common stock is currently quoted on the OTC Bulletin Board, stockholders may find it difficult to obtain accurate quotations of our common stock, may experience a lack of buyers to purchase our shares or a lack of market makers to support the stock price.

          A SIGNIFICANT NUMBER OF OUR SHARES ARE ELIGIBLE FOR SALE AND THEIR SALE OR POTENTIAL SALE WILL PROBABLY DEPRESS THE MARKET PRICE OF OUR STOCK.

          Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. As additional shares become available for resale in the public market pursuant to this registration statement, the supply of our common stock will increase, which could decrease its price. Some or all of the shares of our common stock may also be offered from time to time in the open market without registration pursuant to Rule 144, and these sales could have a depressive effect on the market for our common stock. In general, a person who has held restricted shares for a period of one year may, upon the filing of a notification on Form 144 with the SEC, sell common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the prior one week period. These sales may be repeated once during each 3 month period. In addition, any person that is not an affiliate of ours may sell all of his, hers or its restricted shares after the shares have been held for 2 years or more pursuant to Rule 144(k).

          WE DO NOT ANTICIPATE PAYING DIVIDENDS ON OUR COMMON STOCK IN THE FORESEEABLE FUTURE; THEREFORE, YOU SHOULD NOT BUY THIS STOCK IF YOU WISH TO RECEIVE CASH DIVIDENDS.

          We currently intend to retain our future earnings in order to support operations and finance expansion; therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

USE OF PROCEEDS

          We do not own any of the shares offered hereby. The selling stockholders will receive all of the proceeds from the sale of shares covered by this prospectus. We will receive none of the proceeds from the sale of the shares by the selling stockholders. If all of the outstanding common stock purchase warrants are exercised in full, we will receive $10,800,000, which will be used for working capital and for general corporate purposes.

SELLING STOCKHOLDERS

          We are registering a total of 6,620,000 shares of our common stock, pursuant to the requirements of (i) a Securities Purchase Agreement and Registration Rights Agreement that we entered into with certain of the selling stockholders on March 18, 2005 as amended on January 26, 2006 and further amended on March 9, 2006; (ii) an

Amendment and Waiver that we entered into with Laurus Master Fund, Ltd., on February 28, 2005; (iii) a Consulting Services Agreement that we entered into with, and a common stock purchase warrant we issued to, Ben Barnes on April 27, 2005; and (iv) a private offering we completed in May 2002. None of the selling stockholders listed below has ever held any position or office with us. Joseph J. Grano, Jr. and Sherleigh Associates Inc. Profit Sharing Plan, excluding the shares covered by this prospectus, each beneficially owns more than 5% of our outstanding common stock. Joseph J. Grano, Jr., participated in both the May 2002 offering and the March 2005 private placement. Ben Barnes provides advisory and business development services to us pursuant to the Consulting Services Agreement.

          In May 2002, pursuant to a limited private offering, we sold 60 units to 6 private investors for a total purchase price of $6,000,000. Each unit sold in that private offering consisted of 100,000 shares of our common stock and a warrant to purchase 50,000 shares of our common stock. Each warrant purchased thereunder is exercisable in whole or in part, at an exercise price of $2.00 per share, subject to adjustment, for 5 years from the date of issuance. We may redeem the warrants sold in the May 2002 offering for $0.01 per warrant at any time after 2 years from the close of the offering on 30 days notice, provided that the sale price of our common stock has been at least 200% of the exercise price of the warrants for the 20 trading days ending on the third day prior to the date that notice is provided. The 2,250,000 shares of our common stock that may be issued upon exercise of the warrants sold in the May 2002 offering are covered by this prospectus.

          On February 28, 2005, we entered into an Amendment and Waiver with Laurus Master Fund, Ltd., for the purpose of amending the terms of (i) the Securities Purchase Agreement dated March 24, 2004; (ii) the Secured Convertible Term Note; and (iii) the Registration Rights Agreement.

          Laurus waived each payment default that may have arisen under the Term Note, and we (i) paid to Laurus the interest accrued under the Term Note as of February 28, 2005, (ii) prepaid interest under the Term Note in an amount equal to $37,767, and (iii) issued a 7 year warrant to Laurus to purchase 300,000 shares of our common stock with an exercise price of (x) $1.25 per share for the first 100,000 shares, (y) a price of $1.50 per share for the next 100,000 shares and (z) $1.75 per share for any additional shares acquired. The shares issuable upon exercise of this warrant are covered by this prospectus.

          On March 18, 2005, we entered into a securities purchase agreement (the “Agreement”) with two private investors to issue shares of our common stock and warrants. The Agreement provides for two types of units, designated as Series A and Series B.

          The Series A Units each consist of 100,000 shares of our common stock and a Series A Warrant to purchase 50,000 shares of our common stock at $1.00 per share, subject to adjustment. The Series A Warrants expire five (5) years from the date they are issued. The purchase price for each Series A Unit is $80,000. The Agreement provides for the sale of up to twenty (20) Series A Units.

          The Series B Units each consist of ten (10) shares of a new class of preferred stock that are convertible into 80,000 shares of our common stock in the aggregate, subject to adjustment, and a Series B Warrant to purchase 40,000 shares of our common stock at $1.50 per share. The Series B Warrants expire five (5) years from the date they are issued. The purchase price for each Series B Unit is $80,000. The securities purchase agreement provides for the sale of up to forty-two (42) Series B Units.

          On March 18, 2005, the contract date, we issued 8 Series A Units or 800,000 shares of our common stock and Series A Warrants to purchase 400,000 shares of our common stock for a purchase price of $640,000. In connection with issuance of such Series A Units, 37,500 shares of common stock were issued to the investors’ counsel as reimbursement for their expenses.

          On August 25, 2005, we closed on the sale of an additional Series A Unit or 100,000 shares of our common stock and Series A Warrants to purchase 50,000 shares of our common stock for a purchase price of $80,000. In connection with the sale of this unit, we entered into an Amendment and Waiver Agreement with the investors providing, among other things, that the investors would waive certain defaults under the securities purchase agreement in exchange for a reduction in the price of the shares issuable upon exercise of the Series B Warrants from $1.50 to $1.00 per share.

          On January 26, 2006, we entered into the First Amendment to Securities Purchase Agreement dated March 18, 2005. Pursuant to the amendment, the investors agreed to purchase the remaining Series A Units or 1,100,000 shares of our common stock and Series A Warrants to purchase 550,000 shares of our common stock for $580,000.

          On March 9, 2006, we entered into the Second Amendment to Securities Purchase Agreement with the investors. Pursuant to the second amendment, one of the investors agreed to purchase three-tenths of one Series B unit, consisting of 3 shares of preferred stock and warrants to purchase 12,000 shares of our common stock (the “Series B Warrant”), for an aggregate purchase price of $24,000. In addition, the investors agreed to waive all existing defaults under the purchase agreement, including our failure to timely file a Certificate of Designations for the preferred stock and to timely issue common stock certificates and warrants.

          We and the investors also agreed to terminate all further obligations of the investors to purchase and our obligation to sell any remaining Series B units. The remaining Series B units would have consisted of 417 shares of preferred stock convertible into an aggregate of 3,336,000 shares of common stock at a conversion price of $1.00 and of warrants to purchase 1,668,000 shares of common stock at an exercise price of $1.00 per share. Instead thereof, we agreed to issue to one of the investors warrants to purchase 5,004,000 shares of our common stock at an exercise price of $1.00 (the “Series C Warrant”). The Series C Warrant, as well as the preferred stock and the Series B Warrant, are subject to anti-dilution provisions in the event that we issue shares of common stock at a price less than the conversion price or the exercise price and contain provisions limiting the holders right to convert or exercise if doing so would cause such holder and its affiliates to beneficially own more than 9.99% of the outstanding common stock.

          On April 27, 2005, we entered into a Consulting Services Agreement for the provision of certain advisory and business development services with Ben Barnes. As consideration for his services, we issued warrants to purchase 500,000 shares of our common stock at an exercise price of $1.34. We also issued warrants to purchase an additional 500,000 shares of our common stock at an exercise price of $2.00 per share. The warrants are fully exercisable for 10 years. The initial 100,000 warrants vest immediately. The remainder of the warrants will vest, if at all, in increments of 100,000 warrants for each $5,000,000 of net revenues recognized as a result of business generated through contacts that the consultant brings to us. All of the shares of our common stock that may be issued upon exercise of the warrants issued in connection with the Consulting Services Agreement are covered by this prospectus.

          The following table sets forth information regarding the shares being registered hereunder, as of September 1, 2006, with respect to the shares held by the selling stockholders. The number of shares of common stock offered for resale by this prospectus by the selling stockholders was determined by the terms of our agreements with such selling stockholders.

Name of Selling Stockholder	Shares of Common Stock Owned Prior to Offering (1)		Number of Shares to be Offered for Sale (2)	Number of Shares of Common Stock Owned after Offering (2)	Percentage of Class After Offering

Joseph J. Grano, Jr.	2,941,665	(3)	1,500,000	1,441,665	3.9%

Sherleigh Associates Inc. Profit Sharing Plan	8,286,500	(4)	2,036,000	6,250,500	15.4%

Laurus Master Fund, Ltd.	600,000	(5)	300,000	300,000	*

Ben Barnes	1,000,000	(6)	1,000,000	0	0%

Peter Silverman, Esq.	75,000	(7)(8)	22,500	52,500	*

John Shin, Esq.	4,000	(7)	4,000	0	0%

Alan Sclar, Esq.	5,625	(7)	5,625	0	0%

Michael Byrne, Esq.	1,875	(7)	1,875	0	0%

John Holmgren	500,000	(9)	500,000	0	0%

UNRG Investments, LLC	1,500,000	(10)	500,000	1,000,000	2.8%

James MacGilvray	750,000	(11)	250,000	500,000	1.4%

LSR Capital UNRG LLC	500,000	(12)	500,000	0	0%

* less than one percent

(1)

Except as otherwise indicated, the number of shares beneficially owned is determined under rules promulgated by the SEC assuming that the warrants and other convertible securities held by the selling stockholders do not contain any limitations on conversion or exercise, and the information is not necessarily indicative of beneficial ownership for any other purpose. Each selling stockholder has sole voting power and investment power with respect to all shares of common stock listed as owned by that selling stockholder.

(2)

We do not know when or in what amounts the selling stockholders will offer shares for sale, if at all. The selling stockholders may sell any or all of the shares included in and offered by this prospectus and any shares that may be sold pursuant to Rule 144 under the Securities Act. Because the selling stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares included in and covered by this prospectus will be held by the selling stockholders, but the shares they own that are not covered by this prospectus will be retained.

(3)	Includes 1,608,332 shares of common stock and warrants to purchase 1,333,333 shares of common stock.

(4)

Represents (a) 2,313,333 shares of common stock held by Sherleigh Associates Inc. Profit Sharing Plan (“Sherleigh”), a trust of which Jack Silver is the trustee; (ii) 266,500 shares of common stock held by Mr. Silver’s children; (iii) 24,000 shares of common stock issuable upon conversion of Series A Convertible Preferred Stock held by Sherleigh which prohibit conversion thereof to the extent following the conversion the holder or its affiliates would beneficially own more than 9.9% of the total number of issued and outstanding common stock of the Company; (iii) 678,667 shares of common stock issuable upon exercise of warrants held by Sherleigh which warrants prohibit exercise thereof to the extent following the exercise the holder or its affiliates would beneficially own more than 9.9% of the total number of issued and outstanding common stock of the Company; and (iv) 5,004,000 shares of common stock issuable upon the exercise of Series C Warrants held by Sherleigh which warrants prohibit exercise thereof to the extent following the exercise the holder or its affiliates would beneficially own more than 9.9% of the total number of issued and outstanding common stock of the Company. Mr. Silver, as trustee, is deemed to beneficially own the shares of common stock held by Sherleigh.

(5)

Represents 300,000 shares that may be purchased immediately upon exercise of an outstanding common stock purchase warrant at an average exercise price of $1.50 per share, which were previously acquired; also represents 300,000 shares covered by this prospectus that may be purchased immediately upon exercise of an outstanding common stock purchase warrant at an average exercise price of $1.50 per share.

(6)

Represents warrants to purchase 1,000,000 shares of common stock at an exercise price of $1.34 per share for the first 500,000 shares and $2.00 per share for the second 500,000 shares, which are covered by this prospectus.

(7)

Other than 52,500 shares of common stock owned by Silverman Sclar Shin & Byrne PLLC Pension Plan, represents shares issued to the legal counsel for the investors under the March 18, 2005 Securities Purchase Agreement as reimbursement for expenses incurred by the investors.

(8)	Represents 22,500 shares of common stock owned by Mr. Silverman that are covered by this prospectus and 52,500 shares that are owned by Silverman Sclar Shin & Byrne PLLC Pension Plan.

(9)	Represents warrants to purchase 500,000 shares of common stock at an exercise price of $2.00 per share that are covered by this prospectus.

(10)	Represents (i) 1,000,000 shares of common stock and (ii) warrants to purchase 500,000 shares of common stock at an exercise price of $2.00 per share that are covered by this prospectus.

(11)	Represents (i) 500,000 shares of common stock and (ii) warrants to purchase 250,000 shares of common stock at an exercise price of $2.00 per share that are covered by this prospectus.

(12)	Represents warrants to purchase 500,000 shares of common stock at an exercise price of $2.00 per share that are covered by this prospectus.

PLAN OF DISTRIBUTION

          The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling their shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales (other than short sales established prior to the effectiveness of the registration statement to which this prospectus is a part);

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

          The selling stockholders may also sell shares pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus.

          Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of the shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

          The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares owned by them (including shares issued upon exercise of the warrants) and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3), or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as a selling stockholder under this prospectus.

          Upon our receipt of written notice from a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution, secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), if applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) any other material facts regarding the transaction. In addition, upon our receipt of written notice from a selling stockholder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed, if required, in accordance with applicable securities law.

          The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

          The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with those sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

          We are required to pay certain fees and expenses incident to the registration of the shares, but we will not receive any proceeds from the sale of the common stock. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. If the selling stockholders use this prospectus for any sale of our common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

DESCRIPTION OF SECURITIES

          As of September 1, 2006, there were approximately 31,030,115 shares of our common stock issued and outstanding. We are a Nevada corporation and are authorized to issue 100 million shares of common stock, par value $0.01 per share.

COMMON STOCK

           Each share of common stock has one vote on all matters presented to the stockholders, except at elections of directors each stockholder is entitled to as many votes as equals the number of shares of his or her stock multiplied by the number of directors to be elected. In director elections, a stockholder may cast all of his or her votes for a single director or distribute his or her votes among the director nominees as he or she sees fit.

          The holders of our common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefore. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision for claims against us. Holders of shares of our common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock and the shares of common stock offered hereby, when issued against payment of the consideration set forth in this prospectus, are fully paid and non-assessable.

          The registrar and transfer agent for our common stock is Interstate Transfer Company, 6084 South 900 East, Suite 101, Salt Lake City, Utah 84121.

ANTI-TAKEOVER PROVISIONS

          Pursuant to our articles of incorporation, our board of directors may issue additional shares of common stock. Any additional issuance of common stock could have the effect of impeding or discouraging the acquisition of control of us by means of a merger, tender offer, proxy contest or otherwise, including a transaction in which our stockholders would receive a premium over the market price for their shares, and thereby protects the continuity of our management. Specifically, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, shares could be issued by our board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover by:

•	diluting the voting or other rights of the proposed acquirer or insurgent stockholder group;

•	putting a substantial voting block in institutional or other hands that might undertake to support the incumbent board of directors; or

•	effecting an acquisition that might complicate or preclude the takeover.

WHERE YOU CAN FIND MORE INFORMATION

          This prospectus is part of a registration statement on Form S-1, which we filed with the SEC under the Securities Act using a “shelf” registration process. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information.

          We are subject to and comply with the informational reporting requirements of the Securities Exchange Act of 1934, as amended. We file annual, quarterly and current reports and other reports with the Securities and Exchange Commission (the “SEC”). You may read and copy any document that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain further information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public over the Internet at the SEC’s website at http://www.sec.gov.

          You may request a copy of any of our filings with the Securities and Exchange Commission, or any of the agreements or other documents that might constitute exhibits to those filings, at no cost, by writing or telephoning us at the following address or phone number:

United Energy Corp.
600 Meadowlands Parkway, #20
Secaucus, New Jersey 07094
Attention: Brian F. King
Chief Executive Officer
(800) 327-3456

INFORMATION INCORPORATED BY REFERENCE

          The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we may disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus. If we subsequently file superseding or updating information with the SEC in a document that is incorporated by reference into this prospectus, the updated information will also become a part of this prospectus and will supersede any earlier information.

          We are incorporating by reference into this prospectus the following documents that we previously filed with the SEC:

•	Our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006.

•	Our Current Report on Form 8-K filed on June 9, 2006.

•	Our Quarterly Report on Form 10-QSB for the period ended June 30, 2006.

          You may access of any of our filings that are incorporated by reference by visiting the Investor Relations page of our website at www.unitedenergycorp.net or obtain copies, at no cost, by contacting us at the following address or telephone number:

United Energy Corp.
600 Meadowlands Parkway, #20
Secaucus, New Jersey 07094
Attention: Brian F. King
Chief Executive Officer
(800) 327-3456

          In order to ensure timely delivery of the documents, your request should be made no later than 5 business days prior to the date on which you will make your final investment decision.

FORWARD LOOKING INFORMATION

           All statements included in this prospectus, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward looking statements. Such statements are typically characterized by terminology such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” and similar expressions. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors that our management believes to be appropriate. These forward looking statements are subject to a number of risks and uncertainties, including those risks described in this prospectus under “Risk Factors,” as well as other factors that our management has not yet identified. Any such forward looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward looking statements. We disclaim any duty to update any forward looking statements.

LEGAL MATTERS

          The validity of the common stock offered in this prospectus has been passed on by Greenbaum, Rowe, Smith & Davis LLP, 99 Wood Avenue South, Iselin, New Jersey 08830.

EXPERTS

           Our financial statements, which are included in our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006 and are incorporated by reference in this prospectus, have been audited by Imowitz Koenig & Co. LLP, independent registered public accountants, to the extent and for the periods set forth in the report, and are included in reliance upon such report, given upon the authority of such firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

          Our articles of incorporation eliminate, to the fullest extent permitted by law, the personal liability of our directors and officers to us and to our stockholders for damages from a breach of any duty owed to us or to our stockholders.

          Under Nevada law, a corporation may indemnify a director or officer if he or she (i) is not liable pursuant to Section 78.138 of the Nevada Private Corporations Law for breaching fiduciary duties as an officer or director and the breach of duties did not involve intentional misconduct, fraud or a knowing violation of law, or (ii) acted in good faith and in a manner that he or she reasonably believed to be in the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

          You should rely only on the information contained in this prospectus or to which we have referred you in this prospectus. We have not authorized any dealer, sales person or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. The information in is prospectus may only be accurate as of the date of this prospectus.

          This prospectus is not an offer to sell, or a solicitation of an offer to buy, securities in any jurisdiction where it is unlawful.

UNITED ENERGY CORP.
6,620,000 shares of common stock

PROSPECTUS
, 2006

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

          We estimate that expenses in connection with the offering described in this Registration Statement will be as follows:

Type	Amount

Securities and Exchange Commission Registration Fee	$2,737
Printing and Engraving Expenses	$5,000
Accountants’ Fees and Expenses	$5,000
Legal Fees and Expenses	$10,000
Miscellaneous	$5,000
Total	$27,737

Item 14.	Indemnification of Directors and Officers.

          Our articles of incorporation eliminate, to the fullest extent permitted by law, the personal liability of our directors and officers to us and to our stockholders for damages resulting from a breach of any duty owed to us or to our stockholders.

          Under Nevada law, a corporation may indemnify a director or officer if he or she (i) is not liable pursuant to Section 78.138 of the Nevada Private Corporations Law for breaching fiduciary duties as an officer or director and the breach of duties did not involve intentional misconduct, fraud or a knowing violation of law, or (ii) acted in good faith and in a manner that he or she reasonably believed to be in the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          We currently maintain a directors and officers liability insurance policy.

Item 15.	Recent Sales of Unregistered Securities.

Laurus Master Fund, Ltd.

          On March 24, 2004, we entered into a $1,750,000 financing transaction with Laurus Master Fund, Ltd., a financial institution specializing in funding small and micro-capitalization companies. Under the financing agreements, we issued a $1,750,000 secured convertible term note at a fixed conversion price of $1.00 per share to Laurus. The loan has a term of three years and accrues interest at the greater of the prime rate of interest, currently 4% per year (as published in The Wall Street Journal), or 4% per year. Interest is payable monthly in arrears commencing on May 1, 2004, and on the first day of each consecutive calendar month after that date. Monthly amortization payments commence on October 1, 2004, at the rate of $58,333. The proceeds of the financing are being used for working capital. The interest rate of the note is subject to reduction in .25% increments on a month-by-month basis if specified conditions are met, including that the common stock underlying the conversion of the convertible term note and the warrant issued to Laurus are registered with the Securities and Exchange Commission and whether and to what extent the average price of our common stock exceeds the fixed conversion price. Laurus has the option to convert all or a portion of the term loan into shares of our common stock at any time, subject to specified limitations, at a fixed conversion price of $1.00 per share. The term loan is secured by a first priority security interest in our assets. In connection with the term loan, Laurus was paid a fee of $61,250 and received a seven-year warrant to purchase up to 300,000 shares of our common stock at prices ranging from $1.25 per share to $1.75 per share. All stock conversion prices and exercise prices are subject to adjustment for stock splits, stock dividends and similar events. The secured convertible term note and common stock purchase warrant issued by us to

Laurus were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that Act, which exempts transactions by an issuer not involving any public offering.

          On February 28, 2005, we entered into an Amendment and Waiver with Laurus Master Fund, Ltd., for the purpose of amending the terms of (i) the Securities Purchase Agreement dated March 24, 2004, (ii) the Secured Convertible Term Note and (iii) the Registration Rights Agreement.

          Laurus waived each payment default that may have arisen under the Term Note, and we (i) paid to Laurus the interest accrued under the Term Note as of February 28, 2005 of $7,233, (ii) prepaid interest under the Term Note of $37,767 and (iii) issued a seven year warrant to Laurus to purchase 300,000 shares of our common stock with an exercise price of (x) $1.25 per share for the first 100,000 shares, (y) a price of $1.50 per share for the next 100,000 shares and (z) $1.75 per share for any additional shares acquired. The warrants issued by us were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that Act.

Consulting Agreement with C.C.R.I. Corporation

          On May 17, 2004, we entered into a consulting agreement with C.C.R.I. Corporation for certain investor relations and development services. As consideration for these services, we issued 75,000 shares of our common stock and warrants to purchase 100,000 shares of our common stock with an exercise price of $2.00 per share. The warrants issued by us were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that Act.

Series A and Series B Units

          On March 18, 2005, we entered into a securities purchase agreement (the “Agreement”) with two private investors to issue shares of our common stock and warrants. The Agreement provides for two types of units, designated as Series A and Series B.

          The Series A Units each consist of 100,000 shares of our common stock and a Series A Warrant to purchase 50,000 shares of our common stock at $1.00 per share, subject to adjustment. The Series A Warrants expire five (5) years from the date they are issued. The purchase price for each Series A Unit is $80,000. The Agreement provides for the sale of up to twenty (20) Series A Units.

          The Series B Units each consist of ten (10) shares of a new class of preferred stock that are convertible into 80,000 shares of our common stock in the aggregate, subject to adjustment, and a Series B Warrant to purchase 40,000 shares of our common stock at $1.50 per share. The Series B Warrants expire five (5) years from the date they are issued. The purchase price for each Series B Unit is $80,000. The securities purchase agreement provides for the sale of up to forty-two (42) Series B Units.

          On March 18, 2005, the contract date, we issued 8 Series A Units or 800,000 shares of our common stock and Series A Warrants to purchase 400,000 shares of our common stock for a purchase price of $640,000. In connection with issuance of such Series A Units, 37,500 shares of common stock were issued to the investors’ counsel as reimbursement for their expenses. The common stock and warrants underlying such Series A Units and common stock issued to investors’ counsel were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4 (2) of that Act and Regulation D promulgated under that Act.

          On August 25, 2005, we closed on the sale of an additional Series A Unit or 100,000 shares of our common stock and Series A Warrants to purchase 50,000 shares of our common stock for a purchase price of $80,000. The common stock and warrants underlying such Series A Units issued by us were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that Act. In connection with the sale of this unit, we entered into an Amendment and Waiver Agreement with the investors providing, among other things, that the investors would waive certain defaults under the securities purchase agreement in exchange for a reduction in the price of the shares issuable upon exercise of the Series B Warrants from $1.50 to $1.00 per share.

          On January 26, 2006, we entered into the First Amendment to Securities Purchase Agreement dated March 18, 2005. Pursuant to the amendment, the investors agreed to purchase the remaining Series A Units or 1,100,000 shares of our common stock and Series A Warrants to purchase 550,000 shares of our common stock for $580,000. The common stock and warrants underlying such Series A Units issued by us were not registered under the

Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that Act.

          On March 9, 2006, we entered into the Second Amendment to Securities Purchase Agreement with the investors. Pursuant to the second amendment, one of the investors agreed to purchase three-tenths of one Series B unit, consisting of 3 shares of preferred stock and warrants to purchase 12,000 shares of our common stock (the “Series B Warrant”), for an aggregate purchase price of $24,000. In addition, the investors have agreed to waive all existing defaults under the purchase agreement, including our failure to timely file a Certificate of Designations for the preferred stock and to timely issue common stock certificates and warrants. The preferred stock and warrants were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that Act.

          We and the investors also agreed to terminate all further obligations of the investors to purchase and our obligation to sell any remaining Series B units. The remaining Series B units would have consisted of 417 shares of preferred stock convertible into an aggregate of 3,336,000 shares of common stock at a conversion price of $1.00 and of warrants to purchase 1,668,000 shares of common stock at an exercise price of $1.00 per share. Instead thereof, we agreed to issue to one of the investors warrants to purchase 5,004,000 shares of our common stock at an exercise price of $1.00 (the “Series C Warrant”). The Series C Warrant, as well as the preferred stock and the Series B Warrant, are subject to anti-dilution provisions in the event that we issue shares of common stock at a price less than the conversion price or the exercise price and contain provisions limiting the holder’s right to convert or exercise if doing so would cause such holder and its affiliates to beneficially own more than 9.99% of the outstanding common stock. The Series C Warrants were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that Act.

Consulting Agreement

          On April 27, 2005, we entered into a consulting agreement for the provision of certain advisory and business development services. As consideration for these services, we issued warrants to purchase 1,000,000 shares of our common stock. The first 500,000 shares have an exercise price of $1.34 and the second 500,000 shares have an exercise price of $2.00 per share. The warrants were not registered under the Securities Act of 1933 in reliance upon the exemption from registration provided by Section 4(2) of that Act and Regulation D promulgated under that Act.

March 2006 Private Placement

          On March 24, 2006, we entered into Securities Purchase Agreement (the “Purchase Agreement”) with the purchasers named therein (the “Purchasers”) and a First Amendment to Securities Purchase Agreement and Registration Rights Agreement pursuant to which the Company raised $5,100,000 in gross cash proceeds from the sale to the Purchasers of 4,250,000 shares of common stock at a price of $1.20 per share. The common stock was issued pursuant to an exemption provided by Section 4(2) of Securities Act and Regulation D promulgated thereunder.

          During the quarter ended June 30, 2006, a former employee of the Company exercised stock options to purchase 12,500 shares at an exercise price of $1.11 per share. The common stock was issued pursuant to an exemption provided by Section 4(2) of Securities Act and Regulation D promulgated thereunder.

Item 16.	Exhibits.

(a)

Exhibits. Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act.

(b)	Financial Statement Schedules.

Item 17.	Undertakings.

           The undersigned registrant hereby undertakes to:

           (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective Registration Statement; and

           (iii) Include any additional or changed material information with respect to the plan of distribution.

           (2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

           (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

           (4) For determining liability of the undersigned small business issuer under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

           (i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

           (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

           (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities, provided by or on behalf of the undersigned small business issuer; and

           (iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

           Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Secaucus, State of New Jersey, on the 6th day of September 2006.

UNITED ENERGY CORP.

By:	/s/ Brian F. King

Brian F. King President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian F. King	President and Chief Executive Officer	September 6, 2006

BRIAN F. KING

/s/ *	Interim Chief Financial Officer	September 6, 2006

JAMES MCKEEVER

/s/ *	Chairman of the Board of Directors and Secretary	September 6, 2006

RONALD WILEN

/s/ *	Director	September 6, 2006

ANDREA PAMPANINI

/s/ *	Director	September 6, 2006

MARTIN RAPPAPORT

	Director	September 6, 2006

LOUIS BERNSTEIN

*By:	/s/ Brian F. King

Brian F. King
(attorney in fact)

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Articles of Incorporation of United Energy Corp. (1)
3.2	Amendment to the Articles of Incorporation. (2)
3.3	Amendment to Articles of Incorporation of United Energy Corp. (11)
3.4	Articles of Incorporation: Articles Fourth, Fifth and Seventh. (1)
3.5	By-Laws of United Energy Corp. (1)
3.6	By-Laws: Article I: Sections: Six, Seven, Eight, Nine, Ten; Article II: Section Nine: Article IV: Section Two. (1)
3.7	New Article V of the Bylaws. (14)
4.1	Form of Stock Certificate of United Energy Corp.(1)
5.1	Opinion of Greenbaum, Rowe, Smith & Davis LLP (17)
10.1	Distribution Agreement and Option Agreement with International Research and Development, dated August 25, 1999. (1)
10.2	2001 Equity Incentive Plan, as amended on May 29, 2002. (5)
10.3	Securities Purchase Agreement, dated March 24, 2004, between United Energy Corp. and Laurus Master Fund, Ltd. (4)
10.4	Secured Convertible Term Note dated March 24, 2004. (4)
10.5	Securities Purchase Agreement, dated March 24, 2004, between United Energy Corp. and Laurus Master Fund, Ltd. (4)
10.6	Registration Rights Agreement, dated March 24, 2004, between United Energy Corp. and Laurus Master Fund, Ltd. (4)
10.7	Common Stock Purchase Warrant, dated March 24, 2004. (4)
10.8	Amendment and Waiver, dated February 28, 2005, between United Energy Corp. and Laurus Master Fund, Ltd. (7)
10.9	Securities Purchase Agreement, dated March 18, 2005, between United Energy Corp. and the Purchasers set forth on the signature page thereto. (8)
10.10	March 2005 Series A Purchase Warrant. (8)
10.11	March 2005 Series B Purchase Warrant. (8)
10.12	Registration Rights Agreement, dated March 18, 2005, between United Energy Corp. and the persons identified as Purchasers pursuant to that certain Securities Purchase Agreement. (8)
10.13	2005 Series B Secured Convertible Note. (8)
10.14	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock. (8)
10.15	Consulting Services Agreement, dated April 27, 2005, between United Energy Corp. and Ben Barnes. (9)
10.16	Warrant Certificate, dated April 27, 2005. (9)
10.17	2002 Common Stock and Warrant Purchase Agreement. (10)
10.18	2002 Common Stock Purchase Warrant. (10)
10.19	Common Stock Purchase Warrant, dated February 28, 2005. (7)
10.20	United Energy Corp. 2001 Equity Incentive Plan, Amended and Restated Effective May 29, 2002. (12)
10.21	Form of Incentive Stock Option Agreement. (12)
10.22	Form of Stock Option Agreement. (12)
10.23	First Amendment to Securities Purchase Agreement, dated January 26, 2006, by and among United Energy Corp., Sherleigh Associates, Inc. Profit Sharing Plan and Joseph J. Grano, Jr. (13)
10.24	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock pursuant to NRS 78.1955. (14)
10.25	Second Amendment to Securities Purchase Agreement, dated as of March 9, 2006. (14)
10.26	Registration Rights Agreement, dated as of March 9, 2006. (14)
10.27	Form of Series C Warrant. (14)

10.28	Form of Securities Purchase Agreement dated as of March 24, 2006. (15)
10.29	Form of Registration Rights Agreement dated as of March 24, 2006. (15)
10.30	Form of First Amendment to Securities Purchase Agreement and Registration Rights Agreement dated as of March 24, 2006. (15)
10.31	Form of Warrant between United Energy Corp. and Connie Kristan. (16)
10.32	Form of Warrant between United Energy Corp. and Joseph Grano. (16)
14.1	Code of Ethics. (16)
16.1	Letter re Change in Certifying Accountant. (3)
23.1	Consent of Imowitz Koenig & Co. LLP*
23.2	Consent of Greenbaum, Rowe, Smith & Davis LLP (included in Exhibit 5.1) (17)

*	Filed herewith
(1)	Incorporated by reference from the exhibits filed with the Form 10 on June 20, 2000.
(2)	Incorporated by reference from the exhibits filed with the Form 10-Q for the period ended September 30, 2001.
(3)	Incorporated by reference from the exhibits filed with the Form 8-K filed on June 3, 2002.
(4)	Incorporated by reference from the exhibits filed with the Form 8-K filed on March 30, 2004.
(5)	Incorporated by reference from the exhibits filed with the Schedule 14A for the year ended March 31, 2003.
(6)	Incorporated by reference from the exhibits filed with the Registration Statement on Form SB-2 (No. 333 115484).
(7)	Incorporated by reference from the exhibits filed with the Form 8-K filed on April 12, 2005.
(8)	Incorporated by reference from the exhibits filed with the Form 8-K filed on March 23, 2005.
(9)	Incorporated by reference from the exhibits filed with the Form 8-K filed on June 3, 2005.
(10)	Incorporated by reference from the exhibits filed with the Form S-3 filed on September 13, 2005.
(11)	Incorporated by reference from the exhibits filed with the Definitive Schedule 14A filed on July 18, 2005.
(12)	Incorporated by reference from the exhibits filed with the Form S-8 filed on September 29, 2005.
(13)	Incorporated by reference from the exhibits filed with the Form 8-K filed on January 27, 2006.
(14)	Incorporated by reference from the exhibits filed with the Form 8-K filed on March 9, 2006.
(15)	Incorporated by reference from the exhibits filed with the Form SB-2 filed on April 24, 2006. (No. 333-133495)
(16)	Incorporated by reference from the exhibits filed with the Form 10-KSB filed on June 29, 2006.
(17)	Incorporated by reference from the exhibits filed with the Form S-2 filed on November 8, 2005 (No. 333-129540).